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                                                                      Exhibit 99


         Admiralty Bancorp, Inc. Announces 2nd Quarter 2001 Earnings
                      and Expansion into Fort Lauderdale


PALM BEACH GARDENS, FLORIDA, July 13, 2001 ... Admiralty Bancorp, Inc., (NASDAQ
NM: AAABB) parent company of Admiralty Bank announced today its results for the second quarter of 2001. Admiralty Bancorp reported a second quarter net profit of $171,000, or $0.04 per share, and a year-to-date profit of $471,000, or $0.12 per share basic and $0.11 per share diluted. This compares to a profit of $225,000, or $0.08 per share, and $438,000, or $0.15 per share in the respective periods one year ago. For the second quarter of 2001, the Company's total interest income increased 102% over the second quarter of 2000, to $7,398,000 from $3,667,000. This growth in interest income reflects the increase in the Company's assets as the management team continues to focus on high quality internal growth. The Company's interest expense increased 143% over the second quarter of 2000, to $3,828,000 in 2001 from $1,574,000 in 2000. This increase is attributable to growth in the deposit portfolio, as demonstrated in the table below, and to a change in the mix of the deposit base as the Company utilized additional time deposits to fund the continued dramatic loan growth. Over the past six months we have opened three new branches to attract more lower cost core deposits. The average balance of non-interest bearing demand deposits increased $18 million in the second quarter of 2001 as compared to the same period in 2000.

The financial condition of the Company over the past twelve months has continued to grow as indicated by the following figures:

                                           06/30/00        06/30/01
                                          ----------      ----------
      Total Capital                     $20.0 million    $42.4 million
      Total Shares Outstanding              2,842,452        5,029,142
      Book Value per Share                      $7.04            $8.43
      Tangible Book Value per Share*            $5.74            $7.72
      Net Income (six months)          $438 thousand    $471 thousand
      Total Loans                      $138.5 million   $326.1 million
      Total Deposits                   $153.4 million   $373.0 million
      Total Assets                     $192.2 million   $423.7 million
      Branches                                 5               9

      * Tangible book value per share is total shareholders' equity less the sum of goodwill, loan servicing assets and lease acquisition costs, divided by total shares outstanding.

The Company continues to demonstrate the ability to achieve rapid growth and simultaneously produce a profit. The Company generated pre-tax income of $308,000 and $820,000 in the three
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and six months ended June 30, 2001, respectively. The $308,000 pre-tax income for the quarter is net of $223,000 in depreciation and amortization expenses and a $656,000 provision to the allowance for loan losses compared to a provision of $244,000 in the second quarter of 2000. The $820,000 pre-tax income for the six month period is net of $427,000 in depreciation and amortization expenses and a $1,103,000 provision to the allowance for loan losses compared to a provision of $443,000 in the comparable period of 2000. The additional provision this period was necessary to support the strong loan demand which we have experienced. The ratio of non-accrual loans to total loans was 0.13% at June 30, 2001 compared to 0.14% at June 30, 2000 and the ratio of non-performing assets to total assets was 0.10% at June 30, 2001 and 2000.

Mr. Kevin Sacket, Treasurer of Admiralty Bancorp, Inc. stated, "The second quarter of 2001 was an exciting quarter for Admiralty Bancorp. In addition to continuing to post strong growth numbers and producing a profit, the Company completed the conversion of all remaining Class A shares into its publicly traded Class B shares and had a successful conversion of our outstanding warrants with over 99% being exercised. These latter two events result in a Company with a much simpler capital structure; we now have a single class of common stock and no further potential dilution from warrants. The effect of calling the warrants coupled with our successful local stock offering that closed in January 2001 is all now reflected in these results. The average shares outstanding have increased to 4,283,073 at June 30, 2001 from 2,842,452 at June 30, 2000. This increase is attributable to 1.1 million shares issued through an offering in the fall of 2000 and into January 2001 and to 1.1 million shares issued as a result of the warrant conversions. The additional capital provided by the stock offering and the exercise of the warrants has already helped support the continued growth of the Company. The stock offering and warrant conversions were accretive to the Company's stock value which, combined with our earnings, has increased the book value per share to $8.43 as of June 30, 2001 from $7.04 as of June 30, 2000."

Mr. Ward Kellogg, president and CEO of the Company, said, "We are all very pleased to have made so much progress again in the first six months of this year. We wish to thank all the investors who purchased shares in our stock offering earlier this year and all the warrant holders who exercised their warrants. We now have one class of stock with a very solid capital base. Our three new offices in the Orlando area and our new office in Cocoa Beach have already produced impressive results. In order to position our Company for maximum profitability, we intend to continue our focus on high quality internal growth to maximize our asset base relative to this new capital. The faith of our investors and the loyalty of our wonderful customers continue to be our inspiration."

In addition to releasing its quarterly results, the Company today is announcing that it has successfully completed lease negotiations for a new office in Fort Lauderdale, Florida marking its expansion into the exciting Broward county market. The new full service office will be located at 300 West Broward Boulevard in downtown Fort Lauderdale. William J. Burke, Chief Operating
Officer of the Bank said, "It is with much pleasure that we announce our expansion into Fort Lauderdale. We know that a great office needs strong local leadership and we are proud to have Phil McNally join our team. Phil is a banker with over 30 years of banking experience mostly in the Fort Lauderdale market. Phil shares our philosophy of community banking and he enjoys an excellent reputation in the community." This new office is subject to regulatory approval and is expected to open in August 2001.
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Admiralty Bancorp, Inc. is the parent company of Admiralty Bank.  Admiralty Bank is a Florida chartered commercial bank operating through its main office in Palm Beach Gardens, Florida and eight branch offices located in Altamonte Springs, Boca Raton, Cocoa Beach, Juno Beach, Jupiter, Melbourne and Orlando(2), Florida. The proposed new Fort Lauderdale location will be the Bank's tenth location.
The Bank is a full service financial institution, catering to the needs of businesses, professionals, and private banking clients. Admiralty Bancorp, Inc. also owns an interest in Admiralty Insurance Services, LLC. Admiralty Insurance Services is a limited liability corporation providing a full range of insurance services to Admiralty Bank customers and the public.

"Safe Harbor" Statement under the private Securities Litigation Reform Act of 1995: Certain of these statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward looking statements, including the uncertainties inherent in the process of auditing and making end-of-year adjustments to a corporation's financial statements. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.